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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File No. 000-10898

                          MERCHANTS CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                820 South Street
                          Vicksburg, Mississippi 39180
                                 (601) 636-3752
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $5.00 par value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)         [X]          Rule 12h-3(b)(1)(ii)      [  ]
    Rule 12g-4(a)(1)(ii)        [ ]          Rule 12h-3(b)(2)(i)       [  ]
    Rule 12g-4(a)(2)(i)         [ ]          Rule 12h-3(b)(2)(ii)      [  ]
    Rule 12g-4(a)(2)(ii)        [ ]          Rule 15d-6                [  ]
    Rule 12h-3(b)(1)(i)         [ ]

Approximate number of holders of record as of the certification or notice date: None

Pursuant to the requirements of the Securities Exchange Act of 1934, BancorpSouth, Inc., which Merchants Capital Corporation merged with and into, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  February 12, 1999             BANCORPSOUTH, INC.


                                      By: /s/ Cathy S. Freeman
                                          --------------------------------------
                                          Cathy S. Freeman
                                          Vice President and Corporate Secretary